Exhibit 4.10

AMENDMENT TO
REGISTRATION RIGHTS AGREEMENT

        THIS AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”) by and among NUVOX, INC. (formerly known as Gabriel Communications, Inc.), a Delaware corporation (the “Company”), and the stockholders of the Company who have executed this Amendment, is made as of August __, 2001.

Background

        a.    The Company and its and the stockholders entered into an Amended and Restated Registration Rights Agreement dated as of March 31, 2000 (the “Registration Rights Agreement”) pursuant to which the holders of the common and preferred stock of the Company have rights to require the registration under the Securities Act of 1933, as amended, the common stock they own or which is issuable on conversion of their shares of preferred stock.

         b.   The parties desire to amend the Registration Rights Agreement in certain respects.

Agreement

         On the basis of the foregoing, the parties agree as follows:

         1.   Section 2(a)(i) of the Registration Rights Agreement is hereby amended to read in its entirety as follows:

"Subject to the limitations contained in the following paragraphs of this Section 2, the holders of at least 20% of the total number of outstanding Restricted Securities may at any time after an initial public offering of the Company's Common Stock that results in the automatic conversion of shares of Preferred Stock, give to the Company, pursuant to this clause (i), a written request for a Demand Registration of Restricted Securities on SEC Form S-1 or any successor form (a "Long-Form Registration"). In addition, at such time as the Company is eligible to utilize SEC Form S-3 or any successor form thereto, the holders of at least 10% of the total number of outstanding Restricted Securities may give to the Company pursuant to this clause (i) a written request for a demand registration of Restricted Securities with an anticipated aggregate public offering price of not less than $5,000,000 on SEC Form S-3 or any successor form thereto (a "Short-Form Registration"). Within 10 days after the receipt by the Company of any such written request, the Company will give written notice of such registration request to all Stockholders."

         2.   The words "Demand Registration" in the proviso to the first sentence of Section 3(a)(ii) are amended to read "Piggyback Registration".

         3.   Except as amended hereby, the Registration Rights Agreement shall remain in effect in accordance with its terms.

         4.   This Amendment shall become effective when executed by the Company and when the Company shall have received counterparts of this Amendment signed by Stockholders owning at least 66-2/3% of the total number of shares of the Company’s stock in accordance with Section 12(b) of the Registration Rights Agreement.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date indicated above.

NUVOX, INC.
By:	David L. Solomon, Chief Executive Officer

[Stockholder signatures]

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